Exhibit 99.1
September 22, 2006
Dear Diamond Growers,
As we enter the harvest of the 2006 crop, we would like to provide you with a brief business overview.
2006 Walnut Crop
On September 1, the California Agricultural Statistics Service (CASS) released its objective estimate of 350,000 tons for the 2006 crop, an increase of approximately 3% over the 2005 CASS crop estimate (340,000 tons), which resulted in a new record crop of 355,000 tons. While most of the walnut growing regions experienced severe high temperatures in early July, the objective estimate indicates the quality of this year’s crop to be equal or better than last year. As of this letter, the harvest on early varieties appears to be approximately seven to ten days later than last year.
On September 7, Diamond announced the highest historical opening price for international Jumbo inshell walnuts at $1.07.
2006 Walnut Crop Delivery Payment
The first delivery payment on the 2006 crop will be mailed on approximately September 29, 2006. This payment will be calculated based on the following anticipated average rates per inshell pound:

Hartley Inshell Qualified Other Inshell Qualified Shelling Pool Average	38 cents 34 cents 29 cents
The delivery payment rate on the shelling pool is set to average 29 cents per pound. This compares to last year’s target on the shelling pool of 24.5 cents per pound. Factors such as edible yield percent, color, insect damage, and quality bonuses will determine the actual amount of each grower’s shelling payment.
Diamond Business Update
Diamond’s total 2006 sales exceeded $477 million, as compared to $462 million last year. The North American Retail business, which is the largest and most profitable segment, grew over 20% in 2006.
During 2006, Emerald snack sales increased by 60% with fourth quarter snack sales approaching $17 million. New items will be hitting the shelves over the next three months in several new retail accounts. Diamond remains focused on expanding distribution in the Club, Mass Merchandiser, Drug and C-store channels, which represents over half of the snack nut category. One illustration of our success can be seen in the Drug Store category where Diamond has successfully increased sales by 122% versus last year. Diamond continues to be the culinary nut category leader with a market share four times greater than the #2 branded competitor.
DIAMOND FOODS, INC.
     1050 SOUTH DIAMOND STREET        STOCKTON,  CALIFORNIA       95205-7087
     TEL 209.467.6000          FAX 209.467.6709          diamondfoods.com          NASDAQ; DMND

Innovation in both products and packaging is key to our snack strategy. We continue to position ourselves as the snack innovator with retailers and consumers. In 2006 Diamond introduced in the Northeast and California three new Trail Mix products as well as new packaging for the club and convenience channels. Based on a high level of acceptance, we recently launched a national rollout of the product. In 2007 we expect to introduce at least three new products along with new packaging to compliment our current offerings.
The Harmony integration has been completed on schedule and within budget. The Lemont, Illinois equipment has been removed and re-installed at the Harmony facility in Fishers, Indiana. We are on track to realize $2 million of annualized cost savings from the consolidation of the operations. The Lemont facility has been sold for approximately $3 million.
In addition to the annualized cost savings, other operational benefits of the Harmony acquisition include improving the supply chain for the Emerald branded Trail Mix as we now mix and package this product in Indiana.
On-line Walnut Delivery, Grading and Payment Tracking System
Last Fall Diamond introduced on-line access for growers and dehydrators to obtain delivery, grading and payment information. This information continues to be available through the Diamond website (www.diamondnuts.com) via your secure user name and password.
We wish you a successful harvest and look forward to the opportunity to visit with you at the December grower meeting.
Best regards,
/s/ Michael Mendes
Michael J. Mendes
President/CEO
“Safe Harbor Statement”: Our future plans and prospects, which are “forward-looking statements” are subject to risks and uncertainties. A variety of factors could affect our current expectations and our actual results, including demand for our products, fluctuations in availability and price of raw materials and competition in our markets. A detailed discussion of factors and other risks that affect our business is contained in our SEC filings, including under the heading “Risk factors” in our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and other filings. Copies of these filing are available online from the SEC or by contacting Diamond’s Investor Relations representatives at (415) 896-6820.